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EXHIBIT 10.23.1

                              AMENDED AND RESTATED
                          MANAGEMENT SERVICES AGREEMENT

             THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (the "Agreement"), is made and entered into on July 1, 2005 (the "Effective Date"), by and between Sport Supply Group, Inc., a Delaware corporation ( "SSG"), and Emerson Radio Corp., a Delaware corporation ("Emerson").

             WHEREAS, Emerson and SSG entered into a Management Services Agreement on July 1, 1997 to be effective as of March 7, 1997 (such agreement, as amended to date, is referred to herein as the "Original MSA").

             WHEREAS, pursuant to the Stock Purchase Agreement to be entered into among Collegiate Pacific Inc., a Delaware corporation (the "Buyer"), Emerson and Emerson Radio (Hong Kong) Limited (the "Stock Purchase Agreement"), the Buyer will purchase from Emerson and Emerson Radio (Hong Kong) Limited all shares of capital stock of SSG owned by Emerson and Emerson Radio (Hong Kong) Limited (the "Shares").

             WHEREAS, it is a condition to the Buyer's purchase of the Shares that SSG and Emerson enter into this Agreement to amend and restate the Original MSA in its entirety.

         WHEREAS, Emerson and SSG desire to amend and restate the Original MSA in its entirety with this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SSG and Emerson hereby agree as follows:

                                    ARTICLE I
                               MANAGEMENT SERVICES

                  1.1 SSG Responsibilities. Emerson and SSG hereby agree that, during the term of this Agreement, SSG will be responsible for providing Emerson with the following services:

                  (a) Process payroll and payroll taxes for Emerson's employees and assist Emerson by enrolling Emerson employees in Emerson's employee benefit plans, and process the payment of insurance premiums to Emerson's benefit providers so long as Emerson submits the correct amount of the premium to SSG on a timely basis (subject to SSG receiving from Emerson all of the necessary information, which is not in SSG's possession, custody or control, required to fulfill these functions) (collectively, "Human Resource Services"). Such Human Resource Services shall be performed on a timely basis in accordance with industry standards.


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                  (b) Process Emerson's accounts payables and process checks to be delivered, approved and signed by an officer of Emerson (collectively, the "Payable Services");

                  (c) Provide office space (subject to availability and in no event after the time SSG ceases to occupy the office space currently occupied by SSG at 1901 Diplomat Drive, Farmers Branch, Texas, in which event SSG shall provide Emerson with at least thirty (30) days prior written notice of vacating such space) for certain employees of Emerson at SSG's office located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, or such other mutually agreeable location (collectively, the "Office Space").

                  (d) Incorporate the EmersonRadio.com website into SSG's websites for hosting and fulfillment in accordance with the terms of Exhibit A attached hereto (collectively, the "Internet Services"); and

                  (e) Subject to the terms and provisions of an agreement between SSG and Amazon.com, support EmersonRadio.com products offered for sale on Amazon.com in accordance with the terms of Exhibit B attached hereto (collectively, the "Amazon Services").

      All of the services set forth in this Section 1.1 shall be collectively referred to in this Agreement as the "SSG Services".

      Notwithstanding the foregoing, SSG will not be responsible for providing any services to Emerson not expressly set forth herein, including, without limitation, any legal or tax related services; provided, however, SSG will provide the necessary data as reasonably requested by ADP to enable ADP to prepare Emerson's payroll tax returns.

                  1.2 Emerson Responsibilities. Emerson and SSG hereby agree that, during the term of this Agreement, Emerson will be responsible for providing SSG with the following services consistent with past practices:

                  (a) Emerson will furnish to SSG all information and data, not in SSG's custody or control, reasonably necessary for SSG to provide the SSG Services, including, without limitation, all payroll files and employee payroll and other information that SSG may advise Emerson it requires to perform the SSG Services under this Agreement. SSG shall be entitled to rely upon the accuracy and completeness of all information that it reasonably believes to have been furnished to it by Emerson or at Emerson's direction, and shall have no duty to inquire about such information. SSG acknowledges no changes to Emerson's corporate payroll records will be made without the prior written consent of Emerson.


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                  (b) Calculate daily borrowing availability with respect to
         SSG's secured credit facility, prepare daily reporting for SSG's banks, prepare forecasts of cash availability and cash flow, wire funds and set-up letters of credit as may be requested by an officer of SSG, or an authorized agent of SSG for which Emerson receives notice of such authorization from an officer of SSG from time to time (collectively, the "Treasury Management Services").

                  (c) Emerson will provide record keeping and accounting services for Sport Supply Group Asia, Ltd., SSG's wholly-owned subsidiary ("SSG Asia").

                  (d) Emerson shall be solely responsible for resolving any dispute between Emerson and any employee of Emerson and answering any inquiries relating to an Emerson employee's rights and entitlements under Emerson's benefit plans. Emerson is solely responsible for the administration of its benefit plans (including, without limitation, its 401(k) Plan ) and executing and filing with any governmental authority or other person all reports or other documents required in connection with such benefit plans, and SSG shall have no reporting obligation in connection with any aspect of Emerson's benefit plans. In addition, SSG shall not be deemed a fiduciary or plan administrator of Emerson or any of Emerson's benefit plans and shall not have any responsibility to monitor compliance by Emerson with the terms and conditions of any benefit plan or any law applicable thereto.

All of the services set forth in this Section 1.2 shall be collectively referred to in this Agreement as the "Emerson Services".

         1.3 Cooperation. Each party hereto shall cooperate with the other party by, among other things, making available, as reasonably requested by the requesting party, management decisions, personnel information, approvals and acceptances in order that the work of each party contemplated hereby may be accomplished.

         1.4 Insurance. SSG will not be liable to Emerson or any of the employees or contractors of Emerson for damage or loss to person or property, including theft, burglary, assault, vandalism or other crimes, unless such damage or loss is caused by the gross negligence or willful misconduct of SSG. SSG will not be liable to Emerson or any of its employees or contractors for personal injury or for damage to or loss of their personal property from fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosions, strike, war, riot, terrorism, insurrection, interruption of utilities or other occurrences unless such injury, loss or damage is caused by the gross negligence or willful misconduct of SSG. Emerson acknowledges that none of the Office Space is fireproof. Emerson is strongly urged to secure its own insurance to protect against all of the above. Emerson agrees to carry appropriate insurance for inventory and other property stored at the Office Space.


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         1.5 Permissible Activities. Nothing herein shall in any way preclude
Emerson or SSG from engaging in any business activities or from performing services for its own account or for the account of others.

                                   ARTICLE II

                                  COMPENSATION

         2.1 SSG Service Charges. Emerson and SSG hereby agree that, effective July 1, 2005 (except as otherwise noted) SSG will be compensated at the initial rates set forth below for the services rendered by SSG to Emerson pursuant to this Agreement:

         Services                   Amount in U.S. Dollars
         --------                   ----------------------

         Human Resource Services    $3,333 per month
         Payable Services           $1,000 per month
         Office Space               $5.00 per square foot
         Internet Services          See Exhibit A attached hereto
         Amazon Services            See Exhibit B attached hereto

The amount of such service charges may be adjusted from time to time by the parties' mutual written agreement. Such service charges shall be payable within thirty (30) days of the date an invoice is received. Partial months shall be prorated accordingly. Emerson will also be responsible for paying all of SSG's out-of-pocket expenses related to the above services , such as postage, telephone and telecopy bills, telephone lines, office supplies, transition services, etc. The payment of any expenses incurred by SSG on Emerson's behalf in excess of $1,000 requires Emerson's written consent.


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         2.2 Emerson Service Charges. Emerson and SSG hereby agree that, effective July 1, 2005 Emerson will be compensated at the initial rates set forth below for the services rendered by Emerson to SSG pursuant to this
Agreement:

         Services                           Amount in U.S. Dollars
         --------                           ----------------------

         SSG Asia                                $$834 per month
         Treasury Management Services            $2,450 per month


The amount of such service charges may be adjusted from time to time by the parties' mutual written agreement. Such service charges shall be payable within thirty (30) days of the date an invoice is received. Partial months shall be prorated accordingly. SSG will also be responsible for paying all of Emerson's out-of-pocket expenses related to the above services, such as postage, telephone and telecopy bills, telephone lines, office supplies, transition services, etc. The payment of any expenses incurred by Emerson on SSG's behalf in excess of $1,000 requires SSG's written consent.


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                                   ARTICLE III

                              TERM AND TERMINATION

         3.1 Term. Subject to the right of termination in Section 3.3 and
Section 3.4, SSG shall provide the Human Resource Services, Payable Services and Office Space and Emerson shall provide the Treasury Management Services (collectively the "Transition Services") for a transition period beginning on the Effective Date for a period of up to 120 days or such longer period as Emerson and SSG may mutually agree (the "Transition Date") in order to facilitate the parties' transition of the Transition Services to another provider. Emerson and SSG have the right to direct that any or all of the Transition Services being provided to it by the other party be terminated prior to the Transition Date. With respect to all other SSG Services and Emerson Services, this Agreement shall become effective as of the Effective Date and shall continue in force until terminated pursuant to the terms of this Agreement or otherwise agreed by the parties.

         3.2 Termination. Subject to the provisions of Section 3.1 hereof, all services under this Agreement, other than Transition Services, may be terminated by either party on sixty (60) days' prior written notice to the other party.

         3.3 Termination for Nonpayment. Notwithstanding Section 3.1 or Section
3.2 hereof, in the event that either party defaults in the payment when due of any amount due to the other hereunder and does not cure such default within ten
(10) days after being given written notice of such default, then the non-defaulting party may, by giving written notice thereof to the defaulting party, terminate this Agreement as of the date specified in such notice of termination.

         3.4 Termination for Insolvency. Notwithstanding Section 3.1 or Section
3.2 hereof, in the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar office for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of the date specified in such notice of termination.

         3.5 Return of Records. Upon the termination of this Agreement for any reason, SSG shall promptly return to Emerson all books, records, documents, information and data (including data stored in computers or on any computer media or equipment), including all copies of the foregoing, that belong to Emerson and Emerson shall promptly return to SSG all books, records, documents, information and data (including data stored in computers or on any computer media or equipment), including all copies of the foregoing, that belong to SSG.


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                                   ARTICLE IV

                               GENERAL PROVISIONS

         4.1 Confidentiality. Each party agrees that all information communicated to it by the other, whether before or after the Effective Date, was and shall be received in strict confidence and shall be used only for the purposes of this Agreement, and that no such information, including, without limitation, the provisions of this Agreement, shall be disclosed or otherwise used by a party to this Agreement or its security holders, directors, officers, employees, or agents, without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements. The requirements and obligations of this Section 4.1 shall survive the termination of this Agreement.

         4.2      Indemnification.

               (a) SSG agrees to indemnify, defend and hold harmless Emerson and its affiliates and their respective directors, officers, agents, employees and controlling persons from and against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees and expenses incurred in connection therewith) that resulted solely from the willful bad faith or gross negligence of SSG in the performance of the SSG Services that are the subject of this Agreement. No express or implied warranty is made by SSG in respect to any SSG Service or product provided hereunder including, without limitation, any implied warranty or merchantibility or fitness for a particular purpose.

               (b) Emerson agrees to indemnify, defend and hold harmless SSG and its affiliates and their respective directors, officers, agents, employees and controlling persons from and against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigating and defending against any claims therefor and reasonable counsel fees and expenses incurred in connection therewith)
         (i) that resulted solely from the willful bad faith or gross negligence of Emerson in the performance of the Emerson Services that are the subject of this Agreement or (ii) related to or arising out of SSG's use of Emerson's Brand Names and Marks, as described in Section 4.15 below). No express or implied warranty is made by Emerson in respect to any Emerson Service or product provided hereunder including, without limitation, any implied warranty or merchantibility or fitness for a particular purpose.

               (c) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR PUNITIVE DAMAGES OR FOR INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OF ANY PARTY, INCLUDING THIRD PARTIES. FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN ONE (1) YEAR PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST EITHER PARTY.


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      4.3 Relationship of Parties. It is the express intention and understanding of SSG and Emerson that the relationship of SSG and Emerson shall be at all times that of an independent contractor, with each party having full and complete liberty to use its own free and uncontrolled will, judgment and discretion as to the method and manner of performing the obligations of such party hereunder. Other than the SSG Services specifically stated herein to be performed by SSG, SSG does not undertake by this Agreement or otherwise to perform any regulatory or contractual obligation of Emerson, or to assume any responsibility for Emerson's business or operations. Other than the Emerson Services specifically stated herein to be performed by Emerson, Emerson does not undertake by this Agreement or otherwise to perform any regulatory or contractual obligation of SSG, or to assume any responsibility for SSG's business or operations. Nothing herein contained or done pursuant to this Agreement shall constitute SSG or its agents or employees a partner or joint venturer of Emerson, or a fiduciary of (i) Emerson, (ii) any benefit plan of Emerson, or (iii) any employee of Emerson. Nothing herein contained or done pursuant to this Agreement shall constitute Emerson or its agents or employees a partner or joint venturer of SSG, or a fiduciary of (i) SSG, (ii) any benefit plan of SSG, or (iii) any employee of SSG.

      4.4 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, by commercial messenger service, or by registered or certified mail, postage prepaid, to the other party at the following address or to such other address as either party shall provide to the other party in writing in accordance with this Section 4.4:

      If to SSG:                            If to Emerson:

      Sport Supply Group, Inc.              Emerson Radio Corp.
      1901 Diplomat Drive                   Nine Entin Road
      Farmers Branch, Texas 75234           Parsippany, New Jersey 07054
      Attn:  Chief Executive Officer        Attn:  Chief Executive Officer

      cc:  General Counsel                  cc:  Law Department

      4.5 Attorneys' Fees. In the event that attorneys' fees or other costs are incurred to secure performance of any of the obligations set forth in this Agreement, to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way or prosecution or defense, the prevailing party (as determined by the judge in the judge's sole discretion) shall be entitled to recover reasonable attorneys' fees and costs incurred therein.


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      4.6 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

      4.7 Binding Agreement; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective representatives, successors, and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any of the parties hereto, whether by operation of law or otherwise, without the prior written consent of the other party (which consent shall not be unreasonably withheld), nor is this Agreement intended to confer upon any other person other than the parties hereto any rights or remedies hereunder. Any assignment or delegation in violation of this Agreement shall be null and void.

      4.8 Waiver. No delay on the part of either party in exercising any of its respective rights hereunder, nor the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as a waiver of such rights or acquiescence thereto except in the specific instance for which given.

      4.9 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then each party will be relieved of its obligations arising under such provision to the extent such provision is declared or found to be illegal, unenforceable or void (it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective), and each provision not so affected will be enforced to the full extent permitted by law.

      4.10 Entire Agreement. This Agreement (and the exhibits attached hereto) contains the entire understanding of the parties relating to the subject matter of this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to such subject matter. This Agreement cannot be modified, amended or terminated except in writing signed by the party against whom enforcement is sought.

      4.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLE OR RULE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH PARTY AGREES THAT THIS AGREEMENT IS FULLY PERFORMABLE IN DALLAS COUNTY, TEXAS, AND THAT ANY ACTION, DISPUTE OR PROCEEDING ARISING OUT OF OR RELATED IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE BROUGHT SOLELY IN A COURT OF COMPETENT JURISDICTION SITTING IN DALLAS, DALLAS COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT AND HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY THERETO.


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      4.12 Other Documents. Each party hereto agrees to execute any and all documents, and to perform such other acts, that may be necessary or expedient to further the purposes of this Agreement.

      4.13 Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including without limitation failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. Notwithstanding the foregoing, in the event such condition exists greater than thirty (30) days, either party may terminate this Agreement by giving the other party written notice of termination, which termination shall be effective as of the date set forth in such notice.

         4.14 Headings. The section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof.

         4.15 Trademarks. SSG shall use its own name or trademarks in all dealings. It may not use any trademarks or tradenames or rights to use same belonging to Emerson and/or its subsidiaries or affiliates (other than SSG's) without Emerson's prior written consent in each instance. To the extent Emerson gives such consent, SSG may use such trademarks and "EMERSON" brand and product names and such other brand name(s) under which the products may hereinafter be marketed in the United States or on the world wide web by Emerson and/or its subsidiaries or affiliates (other than SSG's) (collectively, the "Brand Names and Marks") only in connection with the performance of the SSG Services. Emerson may withdraw such consent at any time. Thereafter, except as provided below, no advertising or other use of the Brand Names and Marks may be made by SSG without Emerson's prior written approval in each instance. All use of the Brand Names and Marks and all goodwill associated therewith shall inure to the benefit of Emerson. SSG shall have no interest in or rights to the Brand Names or Marks or any of them nor shall SSG have or accrue any interest in or to the goodwill associated therewith. Upon expiration or earlier termination of this Agreement, SSG shall discontinue all use of the Brand Names or Marks in advertising or otherwise, and shall remove all signs and displays relating thereto and shall return to the Emerson at Emerson's expense, all signs, displays and other writings and materials relating thereto; provided, however, the foregoing does not apply to any advertising in the process of being printed or in inventory that also includes SSG's products (including, without limitation, catalogs). SSG is not and this Agreement does not constitute SSG as being a holder of a license or permitted to use the Brand Names or Marks nor shall this Agreement be deemed to make SSG a franchisee.


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         Emerson shall use its own name or trademarks in all dealings. It may not use any trademarks or tradenames or rights to use same belonging to SSG and/or its subsidiaries or affiliates (other than Emerson's) without the SSG's prior written consent in each instance.

         4.16 No Third Party Beneficiaries. This Agreement and the rights and obligations hereunder do not and shall not confer any rights to any third parties and no third parties shall have any rights under this Agreement.

         4.17 Survival. Paragraphs 2.1, 2.2, 3.5, 4.1, 4.2, 4.4, 4.5, 4.11,
4.15, and 4.16 shall survive the expiration or earlier termination of this Agreement.

         4.18 Waiver of Claims Under Original MSA. Emerson and SSG hereby waive any and all prior breaches or defaults of any term, provision or condition of the Original MSA by the other party.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                   SSG:

                                   SPORT SUPPLY GROUP, INC.


                                   By:  /s/ TM Babilla
                                        --------------
                                   Name: Terrence M. Babilla
                                         -------------------
                                   Title: COO
                                          ---


                                   EMERSON:

                                   EMERSON RADIO CORP.


                                   By: /s/ Elizabeth J. Calianese
                                       --------------------------
                                   Name: Elizabeth J. Calianese
                                         ----------------------
                                   Title: SVP-HR, Corp. Sec.
                                          ------------------